UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 20, 2020

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)
3000 North Sam Houston Parkway East
Houston, Texas 77032
(Address of Principal Executive Offices)

001-03492	75-2677995
(Commission File Number)	(IRS Employer Identification No.)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $2.50 per share	HAL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On April 20, 2020, registrant issued a press release entitled “Halliburton Announces First Quarter 2020 Results."

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES FIRST QUARTER 2020 RESULTS
•Reported net loss of $1.16 per diluted share
•Adjusted net income of $0.31 per diluted share, excluding special items

HOUSTON - April 20, 2020 - Halliburton Company (NYSE: HAL) announced today a net loss of $1.0 billion, or $1.16 per diluted share, for the first quarter of 2020. This compares to net income for the first quarter of 2019 of $152 million, or $0.17 per diluted share. Adjusted net income for the first quarter of 2020, excluding impairments and other charges and a loss on the early extinguishment of debt, was $270 million, or $0.31 per diluted share. This compares to adjusted net income for the first quarter of 2019, excluding impairments and other charges, of $201 million, or $0.23 per diluted share. Halliburton's total revenue in the first quarter of 2020 was $5.0 billion, a 12% decrease from revenue of $5.7 billion in the first quarter of 2019. Reported operating loss was $571 million in the first quarter of 2020 compared to reported operating income of $365 million in the first quarter of 2019. Excluding impairments and other charges, adjusted operating income was $502 million in the first quarter of 2020, an 18% increase from adjusted operating income of $426 million in the first quarter of 2019.

“As the world is battling the COVID-19 pandemic, I thank our employees for their dedication and focus during these difficult times. The health and safety of our employees and their families is extremely important to me. We are monitoring the situation closely and following our own guidelines, as well as those from the Centers for Disease Control and Prevention (CDC), the World Health Organization (WHO) and state and local governments. On our customers’ work sites and within our facilities, Halliburton people are getting the job done, while taking the appropriate steps to protect themselves and others,” commented Jeff Miller, Chairman, President and CEO.

“Halliburton executed well in the first quarter. Total company revenue for the first quarter was $5.0 billion, a 12% decrease year over year, and adjusted operating income of $502 million increased 18% year on year. Both our divisions delivered strong margin performance in the first quarter. Our first quarter results demonstrate that the Halliburton team is well prepared to adjust and deliver under any market conditions.

“Our industry is facing the dual shock of a massive drop in global oil demand coupled with a resulting oversupply. Consequently, we expect activity in North America land to sharply decline during the second quarter and remain depressed through year-end, impacting all basins. Internationally, we believe the activity changes will not be uniform across all markets. OPEC+ production decisions and the duration of pandemic-related demand and activity disruptions will ultimately determine the extent of international spending declines this year.

“We have been through downturns before. We know what to do and will execute based on that experience. We are taking swift actions to reduce overhead and other costs by approximately $1 billion, lower capital expenditures to $800 million, and improve working capital. We will take further actions as necessary to adjust to evolving market conditions.

“We believe the actions we take will not only temper the impact of the activity declines on our financial performance, but also ensure that we are in a strong position, financially and structurally, to take advantage of the market’s eventual recovery,” concluded Miller.

Operating Segments

Completion and Production

Completion and Production revenue in the first quarter of 2020 was $3.0 billion, a decrease of $700 million, or 19%, when compared to the first quarter of 2019, while operating income was $345 million, a decrease of $23 million, or 6%. These results were primarily due to lower pressure pumping activity and pricing and reduced completion tool sales in North America, partially offset by increased cementing activity and completion tool sales in the Eastern Hemisphere.

Drilling and Evaluation

Drilling and Evaluation revenue in the first quarter of 2020 was $2.1 billion, which was flat from the first quarter of 2019, while operating income was $217 million, an increase of $94 million, or 76%. Higher activity for drilling-related services in the North Sea and Asia more than offset reduced activity and pricing for multiple product service lines in North America land and lower fluids activity in Latin America.

Geographic Regions

North America

North America revenue in the first quarter of 2020 was $2.5 billion, a 25% decrease when compared to the first quarter of 2019. This decline was mainly due to reduced activity and pricing in North America land, primarily associated with pressure pumping, well construction, and completion tool sales. This decline was partially offset by increased artificial lift activity and specialty chemicals sales in North America land, and stimulation activity in the Gulf of Mexico.

International

International revenue in the first quarter of 2020 was $2.6 billion, a 5% increase when compared to the first quarter of 2019, primarily driven by increased well construction activity in the North Sea and Russia, coupled with higher activity across multiple product lines in the United Arab Emirates, Mexico, Indonesia and Malaysia. These improvements were partially offset by a decline in stimulation and fluids activity in Latin America and lower activity in Ghana.

Latin America revenue in the first quarter of 2020 was $516 million, a 12% decrease year over year, resulting primarily from reduced fluids activity and stimulation services across the region, particularly in Argentina, coupled with decreased activity in multiple product service lines in Brazil, Ecuador and Colombia. These declines were partially offset by increased activity across multiple product service lines in Mexico and Guyana.

Europe/Africa/CIS revenue in the first quarter of 2020 was $831 million, an 11% increase year over year, resulting primarily from increased drilling-related activity in the North Sea, improved well construction activity in Russia, and increased completions activity in Algeria, partially offset by reduced activity in multiple product service lines in Ghana.

Middle East/Asia revenue in the first quarter of 2020 was $1.2 billion, a 9% increase year over year, largely resulting from increased activity in the majority of product service lines in the United Arab Emirates, Indonesia, and Malaysia, partially offset by lower project management activity in India.

Other Financial Items

Halliburton recognized $1.1 billion of pre-tax impairments and other charges to further adjust its cost structure to current market conditions. These charges consisted primarily of non-cash asset impairments, mostly associated with pressure pumping equipment, as well as severance and other costs. In addition, based on the current market environment and its expected impact to Halliburton’s business outlook, the Company recognized a non-cash tax expense of approximately $310 million as a result of an adjustment to its deferred tax assets.

During the first quarter of 2020, Halliburton executed two transactions to reduce total debt by $500 million and extend certain maturities out to 2030. The Company issued $1.0 billion aggregate principal amount of 2.92% senior notes due March 2030. Using these proceeds and cash on hand, Halliburton redeemed $1.5 billion of debt, which consisted of $500 million of 3.50% senior notes due August 2023 and $1.0 billion of 3.80% senior notes due November 2025. This early debt redemption resulted in a $168 million loss on extinguishment, which included a redemption premium, unamortized discounts and costs on the retired notes, and other redemption fees. This first quarter charge was included in "Loss on early extinguishment of debt" on the Company’s condensed consolidated statement of operations for the three months ended March 31, 2020.

Selective Technology & Highlights

•Halliburton was awarded seven contracts for drilling and completion services for the next phase of field development of the INPEX-operated Ichthys Project in the Browse Basin offshore northern Australia. The well development campaign is expected to continue for an estimated 3-year term.

•Halliburton announced SPIDRliveTM Self-Powered Intelligent Data Retriever, an unconventional well testing and fracture interaction monitoring technology that acquires real-time well data without the need for intervention to reduce costs and improve fracture understanding for greater recovery.

•Pertamina, the largest Indonesian oil and gas company, deployed all of their petro-technical applications on the iEnergy® cloud, a hybrid cloud offering from Landmark, a Halliburton business line, which manages operators' E&P applications. The iEnergy® cloud helps reduce corporate infrastructure costs and improve the effectiveness and efficiency of integrating, managing and supporting well data across the company's units and subsidiaries. The multiyear contract will deploy capabilities including artificial intelligence, machine learning and data analytics to solve upstream challenges and support Pertamina's digital transformation initiatives.

•Halliburton Landmark presented a multimillion-dollar educational software grant to King Abdulaziz University in Saudi Arabia to train and prepare the next generation of Saudi oil and gas engineers and geoscientists. The three-year license provides students and faculty with access to Landmark's DecisionSpace® enterprise software platform including seismic processing, geophysics and geosciences, drilling and production and data management.

•Halliburton released NitroForceTM, a new drilling motor that provides increased power and performance to complete longer laterals faster and with greater control. The motor delivers high reliability helping operators reduce potential motor failure and increase drilling speed to save well time and costs.

COVID-19 Pandemic and Market Conditions Update

The COVID-19 pandemic and related economic repercussions have created significant volatility, uncertainty, and turmoil in the oil and gas industry. Oil demand has significantly deteriorated as a result of the virus outbreak and corresponding preventative measures taken around the world to mitigate the spread of the virus. In the midst of the ongoing COVID-19 pandemic, the Organization of Petroleum Exporting Countries and other oil producing nations (OPEC+) were unable to reach an agreement on production levels for crude oil, at which point Saudi Arabia and Russia initiated efforts to aggressively increase production. The convergence of these events created the unprecedented dual impact of a global oil demand decline coupled with the risk of a substantial increase in supply. While OPEC+ agreed in April to cut production, downward pressure on commodity prices has remained and could continue for the foreseeable future.

These events have negatively affected and are expected to continue to negatively affect Halliburton’s business. Demand for the Company’s products and services is declining as its customers revise their capital budgets downwards and adjust their operations in response to lower oil prices. In addition, Halliburton is facing logistical challenges, including border closures, travel restrictions and an inability to commute to certain facilities and job sites, as the Company provides services and products to its customers. The Company is also experiencing inefficiencies surrounding stay-at-home orders and remote work arrangements.

Given the dynamic nature of these events, Halliburton cannot reasonably estimate the period of time that the COVID-19 pandemic and related market conditions will persist, the extent of the impact they will have on the Company’s business, liquidity, consolidated results of operations and consolidated financial condition, or the pace of any subsequent recovery. The financial results for the first quarter of 2020 reflect some of the reduced activity experienced towards the latter part of the quarter in various locations around the world. For the remainder of 2020, the Company expects a further decline in revenue and profitability, particularly in North America.

About Halliburton

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With approximately 50,000 employees, representing 140 nationalities in more than 80 countries, the company helps its customers maximize value throughout the lifecycle of the reservoir – from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production throughout the life of the asset. Visit the company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn, Instagram and YouTube.

Forward-looking Statements

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting negative impact on demand for oil and gas; the current significant surplus in the supply of oil and the ability of the OPEC+ countries to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry currently resulting from the impact of the foregoing factors, which is negatively impacting our business; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; the continuation or suspension of our stock repurchase program, the amount, the timing and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas; potential catastrophic events related to our operations, and related indemnification and insurance matters; protection of intellectual property rights and against cyber-attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls and sanctions, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers, delays or failures by customers to make payments owed to us and the resulting impact on our liquidity; execution of long-term, fixed-price contracts; structural changes and infrastructure issues in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; agreement with respect to and completion of potential dispositions, acquisitions and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2019, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	March 31		December 31
	2020	2019	2019
Revenue:
Completion and Production	$2,962	$3,662	$3,058
Drilling and Evaluation	2,075	2,075	2,133
Total revenue	$5,037	$5,737	$5,191
Operating income (loss):
Completion and Production	$345	$368	$387
Drilling and Evaluation	217	123	224
Corporate and other	(60)	(65)	(65)
Impairments and other charges (a)	(1,073)	(61)	(2,198)
Total operating income (loss)	(571)	365	(1,652)
Interest expense, net	(134)	(143)	(141)
Loss on early extinguishment of debt (b)	(168)	—	—
Other, net	(23)	(30)	(44)
Income (loss) before income taxes	(896)	192	(1,837)
Income tax (provision) benefit (c)	(119)	(40)	183
Net income (loss)	$(1,015)	$152	$(1,654)
Net (income) loss attributable to noncontrolling interest	(2)	—	1
Net income (loss) attributable to company	$(1,017)	$152	$(1,653)

Basic and diluted net income (loss) per share	$(1.16)	$0.17	$(1.88)
Basic and diluted weighted average common shares outstanding	878	873	878

(a) For further details of impairments and other charges for all periods presented, see Footnote Table 1.
(b) During the three months ended March 31, 2020, Halliburton recognized a $168 million loss on extinguishment of debt related to the early redemption of $1.5 billion aggregate principal amount of senior notes.

(c) During the three months ended March 31, 2020, based on current market conditions and the expected impact on the Company's business outlook, Halliburton recognized a $310 million tax expense associated with a valuation allowance on its deferred tax assets.
See Footnote Table 1 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.
See Footnote Table 2 for Reconciliation of As Reported Net Income (Loss) to Adjusted Net Income.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	March 31	December 31
	2020	2019
Assets
Current assets:
Cash and equivalents	$1,385	$2,268
Receivables, net	4,850	4,577
Inventories	3,220	3,139
Other current assets	1,200	1,228
Total current assets	10,655	11,212

Property, plant and equipment, net	6,223	7,310
Goodwill	2,812	2,812
Deferred income taxes	1,595	1,683
Operating lease right-of-use assets	897	931
Other assets	1,440	1,429
Total assets	$23,622	$25,377

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,640	$2,432
Accrued employee compensation and benefits	547	604
Current portion of operating lease liabilities	222	208
Current maturities of long-term debt	193	11
Other current liabilities	1,451	1,623
Total current liabilities	5,053	4,878

Long-term debt	9,633	10,316
Operating lease liabilities	803	825
Employee compensation and benefits	477	525
Other liabilities	813	808
Total liabilities	16,779	17,352

Company shareholders’ equity	6,830	8,012
Noncontrolling interest in consolidated subsidiaries	13	13
Total shareholders’ equity	6,843	8,025
Total liabilities and shareholders’ equity	$23,622	$25,377

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31
	2020	2019
Cash flows from operating activities:
Net income (loss)	$(1,015)	$152
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Impairments and other charges	1,073	61
Depreciation, depletion and amortization	348	416
Working capital (a)	(200)	(515)
Other operating activities	19	(158)
Total cash flows provided by (used in) operating activities	225	(44)
Cash flows from investing activities:
Capital expenditures	(213)	(437)
Proceeds from sales of property, plant and equipment	69	43
Other investing activities	(21)	(17)
Total cash flows provided by (used in) investing activities	(165)	(411)
Cash flows from financing activities:
Payments on long-term borrowings	(1,651)	(3)
Proceeds from issuance of long-term debt, net	994	(5)
Dividends to shareholders	(158)	(157)
Stock repurchase program	(100)	—
Other financing activities	12	10
Total cash flows provided by (used in) financing activities	(903)	(155)

Effect of exchange rate changes on cash	(40)	(18)
Decrease in cash and equivalents	(883)	(628)
Cash and equivalents at beginning of period	2,268	2,008
Cash and equivalents at end of period	$1,385	$1,380

(a) Working capital includes receivables, inventories and accounts payable.
See Footnote Table 3 for Reconciliation of Cash Flows from Operating Activities to Free Cash Flow.

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31		December 31
Revenue	2020	2019	2019
By operating segment:
Completion and Production	$2,962	$3,662	$3,058
Drilling and Evaluation	2,075	2,075	2,133
Total revenue	$5,037	$5,737	$5,191

By geographic region:
North America	$2,460	$3,275	$2,333
Latin America	516	587	598
Europe/Africa/CIS	831	748	883
Middle East/Asia	1,230	1,127	1,377
Total revenue	$5,037	$5,737	$5,191

Operating Income (Loss)
By operating segment:
Completion and Production	$345	$368	$387
Drilling and Evaluation	217	123	224
Total	562	491	611
Corporate and other	(60)	(65)	(65)
Impairments and other charges	(1,073)	(61)	(2,198)
Total operating income (loss)	$(571)	$365	$(1,652)

See Footnote Table 1 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31, 2020	March 31, 2019	December 31, 2019
As reported operating income (loss)	$(571)	$365	$(1,652)

Impairments and other charges:
Long-lived asset impairments	1,016	42	1,473
Severance	32	19	95
Inventory costs and write-downs	—	—	424
Joint ventures	—	—	134
Other	25	—	72
Total impairments and other charges (a)	1,073	61	2,198
Adjusted operating income (b)	$502	$426	$546

(a)	During the three months ended March 31, 2020, Halliburton recognized a pre-tax charge of $1.1 billion related to long-lived assets, primarily associated with pressure pumping equipment, as well as severance costs and other charges.
(b)	Management believes that operating income (loss) adjusted for impairments and other charges for the three months ended March 31, 2020, March 31, 2019, and December 31, 2019 is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effect of these items. Adjusted operating income is calculated as: “As reported operating income (loss)” plus "Total impairments and other charges" for the respective periods.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of As Reported Net Income (Loss) to Adjusted Net Income
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2020	March 31, 2019
As reported net income (loss) attributable to company	$(1,017)	$152

Adjustments:
Impairments and other charges	1,073	61
Loss on early extinguishment of debt	168	—
Total adjustments, before taxes	1,241	61
Tax provision (benefit) (a)	46	(12)
Total adjustments, net of taxes (b)	1,287	49
Adjusted net income attributable to company (b)	$270	$201

As reported diluted weighted average common shares outstanding (c)	878	873
Adjusted diluted weighted average common shares outstanding (c)	881	873
As reported net income (loss) per diluted share (d)	$(1.16)	$0.17
Adjusted net income per diluted share (d)	$0.31	$0.23

(a)	During the three months ended March 31, 2020, Halliburton recognized a $310 million tax expense associated with a valuation allowance on its deferred tax assets based on current market conditions and the expected impact on the Company's business outlook. Additionally, the tax benefit in the table above includes the tax effect of the loss on early extinguishment of debt during the three months ended March 31, 2020 and the tax effect on impairments and other charges during the respective periods.
(b)	Management believes that net income (loss) adjusted for the loss on early extinguishment of debt and impairments and other charges is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes net income without the impact of these items as an indicator of performance to identify underlying trends in the business and to establish operational goals. Total adjustments remove the effect of these items. Adjusted net income attributable to company is calculated as: “As reported net income (loss) attributable to company” plus "Total adjustments, net of taxes" for the three months ended March 31, 2020 and March 31, 2019.
(c)	As reported diluted weighted average common shares outstanding for the three months ended March 31, 2020 excludes three million shares associated with stock-based compensation plans as the impact is antidilutive since Halliburton's reported income attributable to company was in a loss position during the period. When adjusting income attributable to company in the period for the adjustments discussed above, these shares become dilutive.
(d)	As reported net income (loss) per diluted share is calculated as: "As reported net income (loss) attributable to company" divided by "As reported diluted weighted average common shares outstanding." Adjusted net income per diluted share is calculated as: "Adjusted net income attributable to company" divided by "Adjusted diluted weighted average common shares outstanding."

FOOTNOTE TABLE 3

HALLIBURTON COMPANY
Reconciliation of Cash Flows from Operating Activities to Free Cash Flow
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31, 2020	March 31, 2019
Total cash flows provided by (used in) operating activities	$225	$(44)
Capital expenditures	(213)	(437)
Free cash flow (a)	$12	$(481)

(a)	Management believes that free cash flow, which is defined as “Total cash flows provided by (used in) operating activities” less “Capital expenditures,” is useful to investors to assess and understand liquidity, especially when comparing results with previous and subsequent periods. Management views free cash flow as a key measure of liquidity in the company's business.

Conference Call Details
Halliburton Company (NYSE: HAL) will host a conference call on Monday, April 20, 2020, to discuss its first quarter 2020 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Please visit the website to listen to the call via live webcast. You may also participate in the call by dialing (844) 358-9181 within North America or +1 (478) 219-0188 outside of North America. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the start of the call.

A replay of the conference call will be available on Halliburton’s website until April 27, 2020. Also, a replay may be accessed by telephone at (855) 859-2056 within North America or +1 (404) 537-3406 outside of North America, using the passcode 1944089.

###

CONTACTS

For Investors:
Abu Zeya
Halliburton, Investor Relations
Investors@Halliburton.com
281-871-2688

For Media:
Emily Mir
Halliburton, Public Relations
PR@Halliburton.com
281-871-2601

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	April 20, 2020	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Vice President, Public Law and
Assistant Secretary